Exhibit (a)(1)(O)

FOR IMMEDIATE RELEASE

FIDELIO COMPLETES TENDER OFFER FOR SHARES OF
INTERTRUST TECHNOLOGIES CORPORATION

AMSTERDAM, Netherlands and NEW YORK, January 3, 2003 /PR Newswire-FirstCall/ — Fidelio Acquisition Company, LLC, whose members are Sony Corporation of America, a subsidiary of Sony Corporation (NYSE: SNE), Koninklijke Philips Electronics N.V. (NYSE: PHG; AEX: PHI) and Stephens Acquisition LLC, today announced the successful completion of its $4.25 per share cash tender offer for all of the outstanding shares of common stock of InterTrust Technologies Corporation (Nasdaq: ITRU). The tender offer, as previously extended, expired at 12:00 midnight, New York City time, on Thursday, January 2, 2003.

Fidelio also announced that the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for the proposed acquisition of InterTrust expired at 11:59 p.m., New York City time, on Thursday, January 2, 2003. As previously announced, the parties received clearance for the transaction from the European Commission on December 20, 2002.

Fidelio has been advised by Mellon Investor Services LLC, the depositary for the tender offer, that, as of 12:00 midnight, New York City time, on Thursday, January 2, 2003, approximately 92,024,483 shares (including 2,366,820 shares subject to guaranteed delivery) of InterTrust common stock had been tendered and not withdrawn, representing approximately 92.7% of the outstanding InterTrust shares. In accordance with the terms of the tender offer, Fidelio, through its wholly owned subsidiary Fidelio Sub, Inc., has accepted for payment all of the shares of InterTrust common stock that have been validly tendered and not properly withdrawn prior to the expiration of the tender offer.

In accordance with the terms of the merger agreement, Fidelio will cause Fidelio Sub to merge with and into InterTrust as soon as practicable. The merger is expected to be consummated without a vote or meeting of InterTrust stockholders in accordance with Delaware law. In the merger, the remaining shares of InterTrust common stock, other than shares for which appraisal rights are properly demanded, will be converted into the right to receive the same $4.25 per share in cash, without interest, paid in the tender offer. InterTrust will then become a wholly owned subsidiary of Fidelio.

About Sony Corporation of America

Sony Corporation of America, based in New York City, is a U.S. subsidiary of Sony Corporation, headquartered in Tokyo. Sony is a leading manufacturer of audio, video, communications and information technology products for the consumer and professional markets. Its music, motion picture, television, computer entertainment and online businesses make Sony one of the most comprehensive entertainment companies in the world. Sony’s principal U.S. businesses include Sony Electronics Inc., Sony Pictures Entertainment, Sony Music Entertainment Inc., and Sony Computer Entertainment America Inc. Sony recorded consolidated annual sales of over $56.9 billion for the fiscal year ended March 31, 2002, and it employs 168,000 people worldwide. Sony Corporation of America recorded over $18.5 billion in sales in the U.S. for the fiscal year ended March 31, 2002. Sony Corporation of America’s homepage is: http://www.sony.com/SCA/index.html.

About Koninklijke Philips Electronics N.V.

Koninklijke Philips Electronics of the Netherlands is one of the world’s biggest electronics companies and Europe’s largest, with sales of EUR 32.3 billion in 2001. It is a global leader in color television sets, lighting, electric shavers, medical diagnostic imaging and patient monitoring, and one-chip TV products. Its 184,000 employees in more than 60 countries are active in the areas of lighting, consumer electronics, domestic appliances, semiconductors, and medical systems. Philips is quoted on the NYSE (symbol: PHG), London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at http://www.philips.com/newscenter.

About Stephens Acquisition LLC

Stephens Acquisition LLC, an Arkansas limited liability company and a wholly owned subsidiary of Stephens Group, Inc., is a newly formed entity and has not conducted any business other than in connection with the tender offer. Stephens Group, Inc. is a privately held, Little Rock, Arkansas based holding company. It is the parent of Stephens Inc., an investment banking firm that is a member of the National Association of Securities Dealers and the New York Stock Exchange, and Stephens Group, Inc. also conducts extensive merchant banking activities.

About InterTrust Technologies Corporation

InterTrust develops and licenses intellectual property for DRM and trusted computing. The Company holds 26 U.S. patents and has approximately 85 patent applications pending worldwide. InterTrust’s patent portfolio covers software and hardware techniques that can be implemented in a broad range of products that use DRM and trusted computing technologies, including computer operating systems, digital media platforms, web services, and enterprise infrastructure. InterTrust has research, engineering, and IP groups focusing on developing and monetizing next-generation technologies and inventions.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL, ARE FORWARD-LOOKING STATEMENTS THAT ARE ESTIMATES REFLECTING THE BEST JUDGMENT OF FIDELIO ACQUISITION COMPANY BASED ON CURRENTLY AVAILABLE INFORMATION. SUCH FORWARD-LOOKING STATEMENTS INVOLVE ACTUAL KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, CONTINGENCIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE STATED. SUCH RISKS, UNCERTAINTIES, CONTINGENCIES AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF FIDELIO ACQUISITION COMPANY, INCLUDE, BUT ARE

NOT LIMITED TO, THE SATISFACTION OF THE CONDITIONS TO CLOSING, GENERAL ECONOMIC FACTORS AND CAPITAL MARKET CONDITIONS, AND GENERAL INDUSTRY TRENDS. NONE OF FIDELIO ACQUISITION COMPANY, FIDELIO SUB AND INTERTRUST UNDERTAKES ANY OBLIGATION (AND THEY EXPRESSLY DISCLAIM ANY SUCH OBLIGATION) TO UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.